SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                          Date of Report: April 7, 2006


                           SHANNON INTERNATIONAL INC.
             -------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              Nevada                                        98-02049656
     ---------------------------                          ---------------
    (State or other jurisdiction                         (I.R.S. Employer
  of incorporation or organization)                      Identification No.)


             Suite 100, 238A Brownlowh Avenue, Dartmouth, NS B3B 2B4
        ----------------------------------------------------------------
               (Address of principal executive offices)(Zip Code)

                                 (902) 481 7225
                                -----------------
              (Registrant's telephone number, including area code)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 1.01 Entry into a Material Definitive Agreement.

On April 7, 2006 the registrant entered into a settlement and cooperation agreement with Shear Wind, Inc. (formerly known as EW Power Inc.) arising out of the actions of Mr. Blair Coady and others associated with him in both companies.

Mr. Blair Coady, the registrant's former president, was also at the relevant times president of Shear Wind, Inc. until March, 2006.

In connection with activities of Mr. Coady and others associated with him, Shear Wind, Inc. pledged a certificate of deposit as a guarantee for the demand loan taken by the registrant from a Canadian Chartered Bank in the approximate amount of $250,000CDN.

Without Board of Director knowledge or approval of the registrant, Mr. Coady as president at the time of both companies executed the loan documentation in or around March, 2005 with the Canadian Chartered Bank and executed a general security agreement in November 2005 in favor of Shear Wind, Inc. over all of the assets of the registrant. In examining the activities of Mr. Coady and others associated with him in both companies after his termination, Shear Wind, Inc. and the registrant have worked together to determine the nature of certain of the activities in the registrant and Shear Wind, Inc. of Mr. Coady and others associated with him. Certain of the principals of Shear Wind, Inc. are also shareholders of the registrant and such shareholders were also unaware of the actions of Mr. Coady and others associated with him. Shear Wind, Inc. and the registrant have agreed to share information in respect of the activities in pursuit of Mr. Coady and others associated with him for amount owing.

In the intervening period Shear Wind, Inc. and the registrant allowed the registrant to have the loan satisfied and paid with the Canadian Chartered Bank on March 16, 2006 by the Canadian Chartered Bank taking the GIC security of Shear Wind, Inc. in full satisfaction of the loan.

The registrant and Shear Wind, Inc. have now cooperatively acknowledged by settlement agreement dated April 7, 2006 that the registrant is indebted to Shear Wind, Inc. as a result of Mr. Coady's improper actions on a net settlement basis.

The registrant and Shear Wind, Inc. have each agreed to abandon by agreement the judicial determination of whether such general security agreement was invalid as a result of the former president's improper actions and to work cooperatively together for the betterment of both companies under new management.

The principal terms of the settlement agreement are as follows:

1. The registrant acknowledged it is indebted to Shear Wind Inc. in the net amount of $250,000CDN without any interest accruing.

2. In consideration of the settlement agreement, the registrant agreed to adopt the General Security Agreement as valid effective only on and after April 7, 2006 for the net amount of $250,000CDN and Shear Wind, Inc. agreed not to enforce the General Security Agreement unless the registrant breaches the settlement agreement.



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3.   Shear Wind, Inc. has withdrawn a previously issued notice to enforce the previous General Security Agreement now that it has discovered the actions of Mr. Coady and others were not to the knowledge of the registrant.

4. The parties released each other from any other claims and settled on the net amount of $250,000 CDN owing as a result of the actions of Mr. Coady and others associated with him.

5. Shear Wind, Inc. agreed to through certain contacts to cooperatively assist the registrant with the sale of its Prince Edward Island petroleum and natural gas assets to allow it to focus on a technology strategy which it is also engaged in through Logical Sequence Incorporated.

6. From the proceeds of sale of the petroleum and natural gas assets, Shear Wind Inc. shall be paid the first $250,000 CDN received. In addition, bonuses will be paid to Shear Wind, Inc. depending on the sale price achieved.

7. Should the assets not be sold on or before July 7, 2006, the registrant will be obligated to thereafter pay to Shear Wind, Inc. the sum of $250,000CDN without interest. Upon such payment, Shear Wind, Inc. shall release its General Security Agreement.

8. Should the assets be sold after three months, but before 5 years from the date of the settlement agreement, the registrant will be obligated to pay to Shear Wind, Inc. the bonuses referred to above less any amount previously paid.

Item 9.01   Financial Statements and Exhibits.

     (d)  Exhibits

     10.21 Agreement with Shear Wind Inc. dated April 7, 2006. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SECTION 7 OF THIS AGREEMENT.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SHANNON INTERNATIONAL INC.

Dated: April 14, 2006


/s/ J. WILLIAM CLEMENTS
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J. William Clements, Chief Executive Officer












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